UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

December 1, 2006

AURIGA LABORATORIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-26013	84-1334687
(State of incorporation)	(Commission File Number)	(I.R.S. Employer
Identification No.)

5555 Triangle Parkway, Suite 300
Norcross, Georgia	30092
(Address of principal executive offices)	(Zip Code)

(678) 282-1600
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1—REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01.	Entry Into a Material Definitive Agreement.

    (a)     License Agreement. On December 1, 2006, Auriga Laboratories, Inc., a Delaware corporation (the “Company”), and George Andrew Eby III (“Eby”) entered into that certain License Agreement (the “License Agreement”). The License Agreement provides for the grant by Eby to the Company of a worldwide, sub-licensable right to make, use and sell Eby’s proprietary products, technology and patents relating to the treatment of the common cold with zinc (“Licensed Product”). The grant under the License Agreement is exclusive to the Company, even as to Eby so long as that certain Consulting Agreement entered into between the Company and Eby remains in effect (see discussion in sub-part (b) below).

        As consideration for the license grant, the License Agreement provides that the Company will deliver to Eby the following payments:

•	An initial license fee of $50,000.00, payable by the Company ninety (90) days following the first commercial launch by the Company of a Licensed Product developed or sold by the Company; and

•	A percentage of annual net sales of the Licensed Product, as well as all derivative product created by the Company based on such Licensed Product, in the amount of seven percent (7%) until such annual net sales equal $10,000,000, and ten percent (10%) of all annual net sales of the Licensed Product thereafter. These royalties are payable by the Company within sixty (60) days (ninety (90) days for sub-licensees or affiliates of the Company) following each calendar quarter, commencing with the first calendar quarter after the first commercial launch of any Licensed Product developed or sold by the Company.

        The License Agreement provides that the Company will, at each such time a royalty payment is made, provide to Eby a detailed written report evidencing the Company’s calculation of the royalty payment. In connection therewith, Eby was granted a right of inspection of the Company’s financial records relating to the Licensed Product for the purpose of auditing the calculation of the Company’s royalty payments to Eby.

        The License Agreement also provides that the Company will, at its expense: (i) be responsible for the prosecution of any existing and future patents covering the Licensed Products, and (ii) prosecute and defend any claims for infringement of the Licensed Products. The License Agreement further provides that the Company will indemnify, defend and hold harmless Eby against any claim or loss suffered by Eby arising from the Company’s use of any technology licensed from Eby.

        The License Agreement expires on the earlier of March 10, 2009 or the expiration of U.S. Patent No. 5,095,035; provided that upon expiration of the License Agreement the Company will retain the license granted thereunder. Either party may terminate the License Agreement for failure to cure a breach within thirty (30) days of notice of such breach.

        The foregoing description of the License Agreement contained in this Current Report on Form 8-K is qualified in its entirety by reference to the full text of such document filed as Exhibit 10.1 herewith.

    (b)     Consulting Agreement. On December 1, 2006, the Company and Eby entered into that certain Consulting Agreement (the “Consulting Agreement”). The Consulting Agreement states that Eby will provide consulting services to the Company in the field of research and development of products based upon, containing or incorporating zinc acetate. In exchange for providing these services, the Company will compensate Eby in the amount of $2,083.33 per month beginning on December 1, 2006 and, beginning on January 1, 2007, will issue to Eby that number of shares of the Company’s common stock that will equal $18,750, which shares will be issued to Eby on a quarterly basis. Both the cash and equity payments described above will be made by the Company until the earlier of the expiration or termination of the Consulting Agreement. The Company will also reimburse Eby for reasonable and necessary expenses incurred by Eby in the performance of his services to the Company.

        The Consulting Agreement also provides that:

•	Eby will not compete with the Company in the zinc acetate field during the term of the Consulting Agreement; and

•	Eby will not disclose, use or transfer any confidential information of the Company during the term of the Consulting Agreement and for a period of two (2) years thereafter.

        The Consulting Agreement expires on March 10, 2010, and will be renewed for successive one (1) year terms, unless notice is given by the Company of its intent not to renew at least ninety (90) days prior to the commencement of a renewal period.

        The foregoing description of the Consulting Agreement contained in this Current Report on Form 8-K is qualified in its entirety by reference to the full text of such document filed as Exhibit 10.2 herewith.

* * * * *

        A copy of the press release announcing the entry by the Company into each of the License Agreement and the Consulting Agreement is attached as Exhibit 99.1 to this Current Report on Form 8-K.

SECTION 9—FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits. The following exhibits are filed herewith:

Exhibit Number	Document

10.1	License Agreement, dated as of December 1, 2006, entered into between Auriga Laboratories, Inc. and George Andrew Eby III.

10.2	Consulting Agreement, dated as of December 1, 2006, entered into between Auriga Laboratories, Inc. and George Andrew Eby III.

99.1	Press Release of Auriga Laboratories, Inc. dated December 6, 2006.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AURIGA LABORATORIES, INC.
Date: December 6, 2006	By: /s/ Philip S. Pesin
Philip S. Pesin
Chief Executive Officer

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